EXHIBIT (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
RETEK INC.
at
$8.50 net per share
by
SAPPHIRE EXPANSION CORPORATION
a wholly owned subsidiary of
SAP AMERICA, INC.
a wholly owned subsidiary of
SAP AKTIENGESELLSCHAFT SYSTEME, ANWENDUGEN, PRODUKTE IN DER DATENVERARBEITUNG (SAP AG)
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2005, UNLESS THE OFFER IS EXTENDED.
March 4, 2005
To our clients:
      Enclosed for your consideration are the Offer to Purchase dated March 4, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Sapphire Expansion Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of SAP America, Inc., a Delaware corporation (“SAP America”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Retek Inc., a Delaware corporation (“Retek”), at $8.50 per Share, net to the seller in cash without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase. Also enclosed is the Letter to Stockholders of Retek from the board of directors of Retek accompanied by Retek’s Solicitation/ Recommendation Statement on Schedule 14D-9.
      WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF THE SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.
      Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1. The Offer Price is $8.50 per Share, net to the seller in cash without interest thereon.

2. The Offer is being made for all outstanding Shares.

3. The board of directors of Retek has unanimously approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of Retek, and unanimously recommends that stockholders of Retek accept the Offer and tender their Shares.

4. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 28, 2005 (the “Merger Agreement”) among SAP America, Purchaser and Retek pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Retek (the “Merger”), with Retek surviving the Merger as a wholly owned subsidiary of SAP America. In the Merger, each outstanding Share (other than Shares owned by SAP America, Purchaser or Retek or by Retek stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $8.50, in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

5. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2005, UNLESS THE OFFER IS EXTENDED.

6. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares of common stock of Retek that represents at least a majority of the total number of outstanding Shares on a fully diluted basis and (2) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and the receipt of any approval required by the German Federal Cartel Office, either by receipt of a written notification or by expiration of any applicable waiting period, and any other similar and necessary foreign approvals or waiting periods applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Sections 1 and 14 of the Offer to Purchase.

7. Notwithstanding any other provision of the Offer, payment for Shares tendered and accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) the share certificates evidencing such Shares or a timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.
      The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.
      If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
RETEK INC.
at
$8.50 net per share
by
SAPPHIRE EXPANSION CORPORATION
a wholly owned subsidiary of
SAP AMERICA, INC.
a wholly owned subsidiary of
SAP AKTIENGESELLSCHAFT SYSTEME, ANWENDUNGEN, PRODUKTE IN DER DATENVERARBEITUNG (SAP AG)
         The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated March 4, 2005 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Sapphire Expansion Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of SAP America, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Retek Inc., a Delaware corporation.
      This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
Number of Shares to be tendered*:

 Shares
SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Taxpayer Identification or Social Security No.
Dated: ______________________________ , 2005

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.